                           RIDER FOR PAYMENT OF INVESTED PREMIUM AMOUNT
                           BENEFIT UPON INSURED'S TOTAL DISABILITY

                           This benefit is a part of this contract only if it is listed on a contract data page.

Total Disability Benefit   Subject  to the  conditions  and  exceptions  stated  below,  after  we  have  approved  a  claim,  we  will pay invested premium amounts into the contract fund on each monthly date while the Insured is totally disabled.
                           The amounts of these payments will equal the greater of (A) the amounts shown under the Schedule of
                           Disability Benefits in this rider, and (B) the total of all charges deducted on each monthly date as shown under Adjustments to the Contract Fund.

                           This is subject to all the provisions of this rider and the rest of this contract.  Payments made by us will be used to increase the accumulated premiums used to provide the  No-Lapse Guarantee.

                           The Schedule of Disability Benefits in this rider will change if (1) we approve your request to change the insurance amount, (2) you change the type of death benefit, (3) you make a withdrawal that would cause us to change the insurance amount or (4) you change or cancel any rider for which we show a charge under Adjustments to the Contract Fund. We will send you a new Schedule of Disability Benefits showing the recomputed amount(s) and the effective date of the change.

Total Disability Defined   When we use the terms total disability and totally disabled in this benefit we mean that:  (1) until the
                           Insured has stayed totally disabled for two years, the Insured cannot, due to sickness or injury, engage in any occupation for remuneration or profit or perform any of the duties of his or her regular occupation; but
                           (2) after the Insured has stayed  totally  disabled for two years,  the Insured  cannot,  due to sickness or injury, perform any gainful work for which the Insured is reasonably fitted by education, training or experience.

                           Except for what we state in the next sentence, we will at no time regard an Insured as totally disabled who is doing gainful work for which the Insured is reasonably fitted by education, training, or experience.  We will regard an Insured as totally disabled,  even if working or able to work, if the Insured incurs,  during a period in which premiums are eligible to be paid by us as we describe below, one of the following:  (1)
                           permanent and complete blindness of both eyes; or (2) physical severance of both hands at or above the wrists or both feet at or above the ankles; or (3) physical severance of one hand at or above the wrist and one foot at or above the ankle.

Invested Premium           If the Insured becomes totally disabled before the first contract anniversary on or following the Insured's
Amounts Eligible To Be     60th  birthday  and that total  disability  begins:  (1) on or after the first  contract  anniversary  on or following
Paid By Us                 the Insured's 5th birthday,  if the contract date was before that birthday;  or (2) on or after the contract date, if that date was on or after the Insured's 5th birthday, we will make payments under this benefit on each monthly date while the Insured remains totally disabled.

                           If the Insured becomes totally disabled on or after the first contract anniversary on or after the Insured's
                           60th birthday, we will not make any payments during that period of total disability.

Conditions                 We will not pay any premiums into the contract until we approve a claim.  Once approved, we will pay into the contract as of each monthly date the invested premium amount as described under Total Disability
                           Benefit for monthly dates on and after the onset of total disability and through the date of approval.

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                           Before we will approve a claim, all of these conditions must be met:  (1) The Insured must become totally disabled while this contract is in force and not in default past the last day of the grace period; (2) The
                           Insured must be totally disabled for a period of at least six continuous months while living; (3) We must receive proof of total disability in a form satisfactory to us.

Exceptions                 We will not pay any premiums into the contract for a disability directly resulting from an injury the
                           Insured causes to himself or herself, on purpose; or sickness or injury due to service on or after the date of this rider in the armed forces of any country(ies) at war.  The word war means declared or undeclared war and includes resistance to armed aggression.

Successive Disabilities    Here is what happens if the Insured has at least one payment made by us while totally disabled, then gets well, and then becomes totally disabled again.  In this case, we will not apply the six-month continuous disability period that would otherwise be required by Condition (2) and will consider the second period of total disability to be part of the first period unless:  (A) the Insured has done gainful work, for which the Insured is reasonably fitted, for at least six months between the periods; or (B) the
                           Insured became totally disabled the second time from an entirely different cause.

                           If we do not apply the six-month period required by Condition (2), we also will not count the days when there was not total disability as part of the two year period when total disability means the
                           Insured cannot do any of the duties of the Insured's regular occupation.

Notice and Proof of        Notice and proof of any claim should be given to us, if possible, while the Insured is living and totally
Claim                      disabled.  We may also require  proof from time to time that the Insured is still  totally  disabled.  After the
                           Insured has been continuously totally disabled for two years, we will not ask for proof of continued total disability more than once a year; and we will require no further proof of continued total disability after the first contract anniversary following the Insured's 65th birthday if the Insured has then been continuously totally disabled for at least five years.  As a part of any proof, we have the right to require that the Insured be examined at our expense by doctors of our choice.

Benefit Charges            The monthly charge for this benefit is deducted on each monthly date from the contract fund.  The amount of that charge is described under Adjustments to the Contract Fund. If we approve a claim for this benefit, benefit charges will be waived while the Insured is totally disabled.

Premiums Paid During       You  may  make   premium   payments  if  you  wish,   as  provided  in  the  Premium   Payment   section  of the
Total Disability           contract even when we are making payments under this benefit.

When We Will Stop          We will stop paying invested premium amounts if: (1) total disability ends; or (2) we ask for proof that
Paying Invested            the  Insured  is  totally  disabled  and we do not  receive  it by the  date  requested;  or (3) we  require that
Premium Amounts            the Insured be examined and the Insured fails to do so. We will also stop paying invested premium amounts on and after the contract anniversary on or immediately following the Insured's 100th birthday.

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Termination                This benefit will end on the earliest of:

                           1. the end of the grace period if the contract is in default;

                           2. the end of the day before the first contract anniversary on or following the Insured's 60th birthday unless the Insured is totally disabled at that time;

                           3. the date the contract ends for any other reason.

                           This Supplementary Benefit rider attached to this contract on the Contract Date

                           Pruco Life Insurance Company of New Jersey

                           By        Clifford E. Kirsch

                                                 Secretary

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